UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):  April 22, 2009
ALKERMES, INC.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA (State or Other Jurisdiction of Incorporation)	1-14131 (Commission File Number)	23-2472830 (I.R.S. Employer Identification No.)

88 Sidney Street Cambridge, Massachusetts (Address of principal executive offices)	02139 (Zip Code)
Registrant’s telephone number, including area code: (617) 494-0171
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.
ITEM 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
On April 22, 2009, Alkermes, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with PDM Unit 850, LLC (the “Landlord”) for approximately 100,000 square feet of office and laboratory space located at 852 Winter Street, Waltham, Massachusetts. The Company plans to complete the move to the premises in early calendar year 2010. The premises will serve as the Company’s new corporate headquarters.
The initial term of the Lease runs until ten years from the end of the month in which the Company first commences paying rent under the Lease. For the office portion of the premises, no rent is payable from the execution of the Lease until six months after the Company is able to occupy those premises. For the laboratory portion of the premises, no rent is payable from the execution of the Lease until five months after the Company is able to occupy those premises. The base rent thereafter is payable monthly as follows for each portion of the premises: from the date of rent commencement through the end of the 42nd calendar month after that date, $2,505,875 per annum (pro rated to account for the different rent commencement dates for the office and laboratory portions of the premises); from the first day of the 43rd such month through the end of the 78th calendar month thereafter, $2,706,345 per annum; and from the first day of the 79th such month through the expiration of the term of the Lease, $2,936,887 per annum.
The Company has an option to extend the Lease for two additional periods of five years at a rent of the greater of 95% of market rent or $27.05 per square foot per annum.
In addition to base rent, the Company will be responsible for costs and charges specified in the Lease, including certain operating expenses, real estate taxes, utility expenses and management fees, and for maintaining specified levels of insurance. The Landlord will provide to the Company an allowance for the design and construction of improvements in the amount of $60 per square foot. The Company will deposit with the Landlord, as security under the Lease, a letter of credit in the Landlord’s favor in the amount of $1 million.
The Company has a right of first refusal to acquire up to an additional approximately 18,000 square feet located in the building until January 17, 2011. In addition, after expiry of the right of first refusal, the Company has a right of first offer on certain space in the building.
The Company’s current corporate headquarters are located at 88 Sidney Street, Cambridge, Massachusetts and are leased from FC 88 SIDNEY, INC. The Company simultaneously with the execution of the Lease subleased substantially all of its 88 Sidney Street facility for the balance of that lease term, subject to an existing sublease of a de minimus portion of that building. The subleased premises will also be occupied in two stages, to be completed in the spring of calendar year 2010. Once fully delivered, this sublease transaction will substantially offset the Company’s ongoing expenses associated with the 88 Sidney Street premises.
The foregoing is a summary description of certain terms of the Lease. It is qualified in its entirety by the text of the Lease, to be attached as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and is incorporated herein by reference.
ITEM 8.01    Other Events.
The Company announced on April 22, 2009 that it will be relocating its corporate headquarters to Waltham, Massachusetts. In connection with the relocation, the Company has entered into a lease of premises at 852 Winter Street, Waltham, Massachusetts.
A copy of the press release issued by the Company on April 22, 2009 is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Statements in this Form 8-K that are not strictly historical are “forward-looking” statements, which should be considered as subject to many risks and uncertainties. For example, the timing of the move and the estimated costs and savings of the Waltham facility are uncertain and subject to a number of significant variables and risks, including that the expected cost savings can be highly variable and uncertain, that the build out of the Waltham facility could be delayed and may also result in delays under the sublease, which in each case may result in increased costs and risks, relocation could adversely affect employee retention and focus, and it may be difficult to manage operations during the overlapping period that the Waltham and Cambridge facilities are both open. Other risks and uncertainties and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this Form 8-K.
ITEM 9.01    Financial Statements and Exhibits.
(d) Exhibits.
     99.1          Press Release issued by Alkermes, Inc. on April 22, 2009.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 22, 2009

ALKERMES, INC. (Registrant)
By:	/s/ James M. Frates
	Name:	James M. Frates
	Title:	Sr. V.P., Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Alkermes, Inc. on April 22, 2009.